Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-115636, 333-123940, 333-135038 and 333-138303 and Form S-8 No. 127527 of our report dated March 30, 2007, with respect to the consolidated financial statements of Derma Sciences, Inc. included in this Annual Report on Form 10-KSB for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 30, 2007